Exhibit 99.1
Media Contact:
Kimi Nishita, Solectron Corporation, Corporate Communications, +1 (408) 956 6213 (U.S.)

Analysts Contact:
Susan S. Wang, Solectron Corporation, SVP/Chief Financial Officer +1 (408) 956 6571 (U.S.)

                Solectron Completes Acquisition of SMART Modular
                               Technologies, Inc.

     - Company Continues Transformation to Supply-Chain Facilitator Model -

                 - Company Appoints Ajay Shah, President and CEO
                of Technology Solutions, and a Corporate Officer -

For Immediate Release: December 1, 1999

MILPITAS and FREMONT, Calif. -- Solectron Corporation (NYSE: SLR), the world's premier supply-chain facilitator for customized electronics technology, manufacturing and service solutions, has completed its acquisition of SMART Modular Technologies, Inc. (NASDAQ: SMOD), a leading designer and manufacturer of memory modules and memory cards, embedded computers and I/O products. The acquisition is another step in enabling Solectron to expand its service capabilities and infrastructure as it continues to transform itself into a global supply-chain facilitator. Solectron originally announced its intent to acquire SMART on September 13, 1999.

Under the terms of the transaction, shareholders of SMART received .51 shares of Solectron stock for each share of SMART stock. Solectron issued approximately
23.1 million shares of Solectron common stock and assumed all stock options held by SMART employees. The transaction was accounted for under the pooling of interests method and was structured as a tax-free reorganization.

The former SMART will operate under Solectron's newly formed technology solutions business unit, which is the combination of SMART, FORCE Computers and Solectron's corporate technology centers. Ajay Shah, president and CEO of Solectron's technology solutions business unit will head this organization. As part of this announcement, Shah has also been appointed a corporate officer.

With the addition of SMART, Solectron's technology solutions business unit provides a full range of value-added solutions across the entire product life cycle. This includes building block technologies such as memory modules; embedded board and systems solutions for telecommunications, networking, industrial control and consumer applications; communications solutions such as I/O, networking and wireless devices; and PC/server solutions for servers, desktops and notebook applications.

As part of the acquisition, Solectron gained design centers in Fremont, California; Bangalore, India; Boston, Massachusetts; and Ayr, Scotland. In addition, Solectron gained a manufacturing presence in Aguada, Puerto Rico, and additional manufacturing capacity through SMART's facilities in Fremont, California; East Kilbride, Scotland; and Penang, Malaysia. Also as a part of the acquisition, Solectron added approximately 1,900 associates and 290,000 square feet (26,941 square meters) of manufacturing capacity.

Merrill Lynch acted as financial advisor to Solectron, and Morgan Stanley and Warburg Dillon Read acted as financial advisors to SMART.

About Solectron
Founded in 1977, Solectron Corporation (www.solectron.com) is the world's largest electronics manufacturing services company offering a full range of integrated supply-chain solutions for the world's leading electronics original equipment manufacturers. Solectron's integrated technology solutions, materials, manufacturing and operations, and Global Services offer customers competitive outsourcing advantages, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced total cost of ownership and more effective asset utilization.

The company has received more than 210 quality and service awards from its customers in addition to the 1997 and 1991 Malcolm Baldrige National Quality Awards. Solectron is the first company to win the Baldrige Award for Manufacturing twice in the 12-year history of the national program. The company has more than 39,000 associates in 37 locations worldwide, with more than 8 million square feet of capacity. Revenues for fiscal 1999, ended August 27, 1999, were US$8.4 billion.

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